Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202-1370
(303) 863-1000
     - and -

555 Twelfth Street, NW
Washington, DC 20004-1206
(202) 942-5000
Robert A. Siegel, Esq.
Tom A. Jerman, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, DC 20004-1109
(202) 383-5300

Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Counsel to the Debtors and Debtors-in-Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
ALEXANDRIA DIVISION

                                                  )
In re:                                         )     Case No. 04-13819
                                                  )     Jointly Administered
US AIRWAYS, INC., et al.,1   )     Chapter 11
                                                  )     Hon. Stephen S. Mitchell
Debtors.                                   )
                                                  )

MOTION FOR INTERIM RELIEF PURSUANT TO SECTION 1113(e)

OF THE BANKRUPTCY CODE

The Debtors and debtors-in-possession in the above-captioned case (the "Debtors") hereby collectively move this Court for interim relief from their collective bargaining agreements ("CBAs") with the following Unions: (1) Air Line Pilots Association, International; (2) Association of Flight Attendants-Communications Workers of America; (3) Communication Workers of America; (4) International Association of Machinists and Aerospace Workers; and (5) Transport Workers of America Locals 546 and 547 (collectively, the "Unions"), pursuant to Section 1113(e) of the Bankruptcy Code (the "Motion").

INTRODUCTION

This request for interim relief is made in order to maintain the Debtors as a going concern, preserve approximately 34,000 jobs, preserve air service to hundreds of communities, build the cash reserves needed for the winter, provide customers comfort that there is adequate cash for continued business operations, and ultimately, avoid the real threat of liquidation.

In support of this Motion, the Debtors respectfully represent as follows:

1.     The Debtors are in extreme financial distress. They believe that they have sufficient cash, absent further deterioration in their revenue below projections or further increase in fuel costs, to operate through January 2005. If the Debtors cannot accumulate cash during the next five months, however, there is a high probability that they will suffer irreparable harm to their asset base and ongoing business, resulting in material downsizing, massive layoffs and potential liquidation by mid-February 2005. If interim relief were not granted, aircraft debt and lease payments due in January and February 2005, and an expected dip in passenger revenue over the lean winter months, would then reduce the Debtors' cash balance to levels below that necessary to continue in its business.

2.     The Debtors' financial projections show that in order to avoid a cash crisis in early 2005, they must accrue roughly $200 million in additional cash over the next five months in addition to the non-labor cuts discussed below. Even this $200 million figure is based on the assumption that there will be no unexpected drop in revenues or increase in fuel costs. If either adverse event happens, the hole will only grow deeper.

3.     While the Debtors have searched for, and implemented, cost reductions in every way possible, and explored all other means to preserve cash during this interim period, the only possible way to reduce cash out-flows to the necessary levels is to implement immediate wage and benefit reductions for the Debtors' employees in the aggregate amount of approximately $38 million per month. Accordingly, the Debtors have asked their Unions to agree to immediate interim modifications in their CBAs that would reduce wages by 23 percent, reduce certain retirement contributions, and make certain other modifications in the work rules in the Debtors' collective bargaining agreements. These modifications, if imposed through March 31, 2005, along with approximately $5 million per month in non-labor costs savings, will likely provide the cost reductions necessary for the Debtors to successfully maintain their business operations through the end of the first quarter of next year. The Debtors hope that, prior to the hearing on this motion, they can obtain the consent of the Unions to the proposed interim modifications. If they cannot, however, the Debtors will have only one way to achieve the costs savings that are essential to their short-term survival - by asking this Court to impose the interim modifications that they have requested pursuant to Section 1113(e).

4.     This is truly "stop-gap" relief that will only address the Debtors' immediate cash crisis. The proposed modifications, while substantial, are significantly less than the total labor cost reductions that the Debtors will need to survive in the long term. Any delay in implementing the interim wage and benefit reductions would require interim reductions of even such greater magnitude in a shorter period of time that it would not be feasible. While the interim modifications are in effect, the Debtors will vigorously pursue negotiated agreements with the Unions and pursuant to Section 1113(c) of the Bankruptcy Code, to obtain permanent modifications to their labor agreements that will enable the Debtors to reorganize successfully.

5.     The Debtors recognize the hardships that the interim modifications will impose on their employees. These employees are the airline, and their efforts are critical to its success. But the short-term hardships imposed by these wage and benefit reductions will pale in comparison to the hardship that will be caused its employees if the Debtors cannot obtain the relief necessary to continue their business operations.

6.     The Debtors believe they have a realistic, credible plan to transform US Airways into a viable competitor, providing benefits to all stakeholders in the long term. The Debtors must immediately begin to transform, however, or they will almost certainly fail.

7.     In order to enable the Debtors to continue their business and avoid irreparable harm to the estates, the Debtors request, for the reasons set forth below, immediate implementation of interim relief under Section 1113(e).

JURISDICTION

8.     On September 12, 2004 (the "Petition Date"), each of the Debtors filed with the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Court"), its respective voluntary petition for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101-1330 (as amended, the "Bankruptcy Code") commencing the above-captioned chapter 11 cases. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Court has authorized the joint administration of these chapter 11 cases.

9.     On September 21, 2004, the Office of the United States Trustee appointed a committee of unsecured creditors in these cases. No trustee or examiner has been appointed.

10.     This Court has jurisdiction over this Motion pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2).

11.     The basis for the relief requested herein is 11 U.S.C. Section 1113(e).

I.     SECTION 1113(e) RELIEF IS ESSENTIAL TO THE CONTINUATION OF THE DEBTORS' BUSINESS and TO AVOID IRREPARABLE HARM

A.     The Debtors' Cash Flow Projections Show Substantial
Decline in Cash Through February 2005

12.     Although on an accrual basis the Debtors are currently estimated to lose approximately $600 million in 2004, the Debtors' current cash flow projections show their business maintaining essentially a cash-neutral position between now and the end of December 2004, neither accumulating nor reducing their available cash. The difference between the neutral cash position and the accrued losses is due, in substantial part, to the timing of aircraft payments, a substantial portion of which are made in January and February. The same cash flow projections, however, show a substantial decline in available cash - to levels that threaten massive layoffs, substantial asset sales, a shutdown and an inability of the Debtors to continue in their business - in the first quarter of 2005. The following chart illustrates the Debtors' projected cash balance over the next six months:

13.     There are two major reasons for this substantial projected decline in cash balance in early 2005. The first reason is that approximately $260 million in aircraft debt and lease payments are due in January and February 2005, payable semiannually in arrears. If the Debtors fail to make these payments, they will lose necessary aircraft. If they lose these aircraft, the Transformation Plan2 will be substantially jeopardized, the Debtors will be unable to continue their business operations and the bankruptcy estates will suffer irreparable harm.

14.     The second reason that the cash will decline is the seasonal drop-off in passenger revenue that affects the Debtors as well as other air carriers. The Debtors' low point for cash during the year typically occurs in March, as the slow first quarter ends. Starting in April 2005, the Debtors project a modest cash accumulation, at least for the several months thereafter. The Debtors need to accumulate sufficient cash to get through the slow first quarter of 2005.

B.     The Debtors Must Significantly Reduce Costs
Over the Next Several Months in Order to Survive

15.     Absent interim relief under Section 1113(e), after the Debtors make the $260 million aircraft payments in early 2005, their "unrestricted cash" balance would fall to close to $300 million - a level so low that there could be a withdrawal of credit from trade creditors and/or catastrophic booking away by passengers. These events could further drain the Debtors of cash and complicate even an orderly shutdown of business operations. Faced with this prospect and with no certain short-term cash increase, in light of the fiduciary obligations of the Debtors, it is likely that they would have no choice but to refrain from making such aircraft lease and debt payments. Instead, they would probably need to commence a massive downsizing, layoffs, asset sales, and/or orderly shutdown of the airline's operations.

16.     There is no "magic number" representing the minimum cash balance required for an airline to continue in its business. All other major airlines, however, many of which are also in financial distress, have materially higher cash balances than the level the Debtors would have after making the January and February 2005 aircraft payments. The following chart, showing cash and cash equivalents as a percentage of annual revenues for major U.S. airlines, demonstrates this point:

17.     Although the Debtors report their "unrestricted cash balance," it should be noted that the term "unrestricted cash," as applied to the Debtors' available cash, is not the same as the unrestricted cash reported by other airlines. In fact, all of the Debtors' cash is "restricted" to the extent that it represents cash collateral and can only be used with the permission of its secured lenders or by order of the Court. In contrast, the available unrestricted cash balances of almost all other air carriers are truly available to spend freely. Thus, the 4.8% cash as a percentage of the Debtors' twelve-month revenue, projected for the week ending February 28, 2005, represents little or no usable cash.

C.  If the Debtors Implement the Necessary Labor Cost Reductions,
They Will Have the Ability to Emerge as a Viable Competitor

18.     If the Debtors obtain the interim relief sought in this Motion, as well as the new $5 million per month non-union labor cash savings, and then promptly reach agreements with each of the Unions on permanent modifications to the CBAs (or, failing such agreements, obtain permanent relief under Section 1113(c)), the Debtors will have sufficient cash to survive, and will have the time to implement the Transformation Plan which the Debtors believe is the key to their emergence from Chapter 11 as a viable competitor.

19.     The projected cash flow if interim relief is granted as follows3:

D.     The Cost Cutting Effort Cannot Be Deferred

20.     Why do the Debtors need to cut costs now, when their cash flow projections show that it is not until February 2005 that they will have too little cash to survive? The answer is that, given the magnitude of the necessary cost savings, if the Debtors were to wait until January 2005 to begin the cost cutting, they would need to reduce labor costs by more than $150 million in that month alone, which would require a wage cut of approximately ninety percent. That would be a tremendous burden on the Debtors' employees and, as a practical matter, would not be feasible. Under the circumstances, the only possible realistic approach is to begin the cost savings now, and achieve them over a five-month period, while the Debtors continue to negotiate a permanent modification of their labor cost structure. In addition, as discussed below, beginning the cost savings now will increase the Debtors' ability to obtain continued use of cash collateral after the current agreement expires on October 15, 2004, and into 2005.

E.     The Debtors Have Carefully Considered Other Ways to Reduce Costs
in the Short Term, and Have Implemented These Cuts Where Practicable

21.     The Debtors recognize that interim relief under Section 1113(e) is intended as a last resort. It is, however, absolutely necessary, and must be done now. The Debtors do not have any other viable options to achieve savings of the necessary magnitude from other sources.

22.     Coming into this case, most all of the Debtors' non-labor cost items were at or below market rates - largely as a result of reductions made in the Debtors' recent prior Chapter 11 case. The Debtors have little, if any, leverage to seek further concessions from entities that can sell or lease their assets at higher prices elsewhere in the marketplace. Nevertheless, the Debtors have taken all steps possible to reduce cash outlay in other areas - not just labor. For example, the Debtors have already preserved cash by not paying $110 million of prepetition obligations owed to defined benefit pension plans. Other cost-cutting steps include the following:

Cost Cutting Initiative	Expected Monthly Savings ($ Mil)
Defer CAPEX Spending	0.8
Defer Aircraft Paint Jobs	0.3
Management Benefit Reductions	1.1
Inventory Procurement	0.3
Regional Jet Related Training	0.6
Regional Jet CAPEX Deferrals	1.7
Other	0.3
Total Non-Labor Monthly Savings	$5.1

F.     Management Pay Cuts Have Been Implemented and Will Continue

23.     The Debtors have already made, and continue to make, significant permanent reductions with respect to management and administrative employees. They have begun to implement a program of cost savings of approximately $40 million annually. Management and administrative payroll is projected to be significantly further reduced over the next 30 days.

G.     The Debtors Have No Immediate Ability to Increase Revenues

24.     The Debtors have also explored very carefully any opportunities for increasing their revenues. Unfortunately, pricing and other factors that are part of the revenue calculation are dictated by the competitive marketplace in which the Debtors operate. The Debtors will continue to look for ways to maximize revenue, as they have in the past, but it is unrealistic to expect revenue management initiatives to solve the cash problem the Debtors project they will face over the coming months.

H.     It is Not Certain That the Debtors Will Achieve
Their Cash Balance Projections

25.     The Debtors' cash balance projections are based upon their best available information. Of course, the actual results will vary. The major factors that could adversely affect the Debtors' performance, resulting in cash depletion worse than currently projected, are (i) passengers booking travel on other airlines as a result of the Debtors' bankruptcy filing and surrounding circumstances (referred to as "booking-away"), and (ii) costs of fuel. Set forth below is a chart prepared by the Debtors' Chief Financial Officer showing a reasonable range of possible positive and negative variation from the cash projections through March 2005 - that is, the reasonable upside scenario and reasonable downside scenario, without interim relief from labor costs:

26.     It would be irresponsible for the Debtors to refrain from seeking to cut costs now - putting the jobs of 34,000 employees at risk - hoping that the Debtors might possibly achieve the "upside scenario" on the above chart. First of all, even the upside scenario falls short - labor cost cuts (in addition to other cost cuts) would still be necessary in the upside scenario. Second, there is only a slight chance that the upside scenario would occur. If it is not achieved - and if the Debtors have not obtained the cost interim relief in this Motion - the Debtors could well be facing liquidation. Thus, by not taking action to build cash now, the Debtors would be imperiling the future employment of their 34,000 employees, and putting at risk the potential recoveries available to all other stakeholders.

27.     As reflected on the chart above, the Debtors' baseline projection is based on the assumption of revenue loss of $100 million from the petition date through the end of the first quarter of 2005 as a result of booking-away. Following the bankruptcy filing, numerous publications advised travelers against booking flights on US Airways. If booking-away is worse than projected, the Debtors' results will be worse than projected.4

28.     As also reflected in the same chart, fuel prices have a profound impact on the Debtors' financial performance. The Debtors' baseline projection is based on the assumption that fuel will cost $44.00 per barrel through April of 2005. During the last 3 months, fuel costs have ranged from approximately $37.50 to $48.00 per barrel. Every $1 per barrel increase over the plan costs the Debtors approximately $2 million per month.

29.     A third area that could have an adverse impact on the Debtors' financial results, as was the case with the September 11, 2001 attacks and the Iraq war, is world events. While it is impossible to predict such events, it must be recognized that world events, and public concern about them, can have a substantial adverse impact on the airline industry. Weather, including hurricanes and snow storms, can also cause material adverse revenue impacts. For example, Hurricanes Frances and Ivan cost the Debtors $20 million in lost revenue.

30.     Of the three factors - booking away, fuel costs, and world events/weather, the third is the most difficult to predict. The first two can be projected within some reasonable range and those are the factors the chart above reflects. Of course, these factors could deviate from the Debtors' projections in a way such that they partially or wholly offset each other - for example, an increase in fuel costs could occur at the same time as a decrease in booking away. But if both factors deviate adversely relative to projections, the negative impact on the Debtors' cash could be very significant. If world events or weather also turn adverse, the magnitude of the problem would be exacerbated to an even greater degree, including, potentially, below the reasonable downside scenario set forth above.

I.     Cost Reductions Are Necessary in Order to Assure
Continued Authority to Use Cash Collateral

31.     The Debtors' cash projections set forth above assume continued authority to use the ATSB Lenders'5 cash collateral. Without such authority, the Debtors will go out of business, since they have no unencumbered cash.

32.     The Debtors have an interim agreement with the ATSB Lenders, approved by the Court's interim cash collateral order, entered on September 13, 2004 permitting the Debtors to use cash collateral through October 15, 2004. This interim agreement (like the prepetition loan agreement between the Debtors and the ATSB Lenders) contains minimum cash balance requirements. If the Debtors fall below these minimum cash balance requirements, the ATSB Lenders are authorized by the interim cash collateral order to exercise remedies that could put the Debtors out of business.

33.     The Debtors currently are negotiating an extension of the cash collateral order with the ATSB Lenders beyond October 15th, into January 2005. These discussions have not yet been finalized, although the Debtors remain hopeful that they will be able to reach a consensual agreement. The Debtors believe that the ATSB Lenders' willingness to extend the Debtors' use of cash collateral beyond October 15 will be conditioned on the Debtors' demonstrating a credible business plan to operate during Chapter 11 and to successfully emerge from Chapter 11, including maintaining sufficient projected liquidity to continue the Debtors' operations without a substantial risk of a shutdown and/or liquidation. Without such a business plan, and without its successful implementation, the Debtors believe that the ATSB Lenders will oppose the Debtors' continued use of cash collateral.

34.     Even if the Debtors could obtain authority to use cash collateral beyond October 15, 2004, it would be highly problematic, based on the Debtors' current cash projections, to obtain authority to use the ATSB Lenders' cash collateral beyond January 2005, unless the Debtors are able to reduce costs as outlined in this Motion. Thus, the Debtors could be required to shut down operations on the day their authority to use cash collateral expires. Moreover, authority to use cash collateral, while critical to continue operations, does not solve any long term problem - if the Debtors do not reduce labor costs during the period from now through March 2005 as described herein, they will not have sufficient cash to operate their business even if they have authority to use cash collateral. Use of cash collateral, without cost reduction, is just "burning the furniture."

35.     There is, fundamentally, no purpose to be served by simply burning through the remaining cash, if the use of cash is not pursuant to a business plan by which the Debtors can eventually transform to a successful business model. Accordingly, these interim labor cost reductions are an essential component of any plan to survive as a transformed airline.

J.     The Proposed Interim Relief

36.     Pay and Pension Reductions. The interim relief sought would require all represented employees to take a 23% pay reduction. In addition, to the extent possible, the Debtors are seeking to conform its retirement plans to the levels provided to comparable America West employee groups.

37.     Minimum Aircraft. The proposals contain provisions modifying minimum aircraft requirements where such restrictions are contained in the Unions' CBA's. These requests to change minimum aircraft obligations would permit the Debtors to continue to function under existing productivity rules, and to furlough employees if necessary, if the aircraft fleet is reduced below 279 mainline jet aircraft. In the absence of this relief, if a creditor exercised rights under Bankruptcy Code Section 1110 to repossess aircraft, the result could be a violation of a number of the CBAs.

38.     Limited Outsourcing. The proposals contain provisions that allow the Debtors to outsource work if necessary, including outsourcing to avoid incurrance of any additional heavy/base maintenance obligations; to address out of the ordinary course of business attrition; or to address work slow-downs or other service disruptions caused by employee groups. In the absence of these provisions, the Debtors' ability to serve their customers could be severely jeopardized.

K.     The Proposed Interim Relief Is Reasonable

39.     Even though the interim modifications will be understandably painful to the Debtors' employees, after the implementation of the modifications, the employees still will be receiving salaries comparable to those received by the employees of the low cost carriers (the "LCCs").

40.     As demonstrated by the chart below, according to DOT Form 41 data reported by the airlines, even after implementation of the interim relief under section 1113(e), the Debtors employees will, on average, continue to receive pay above the market rates of the LCCs.

41.     Similarly, US Airways pilots, who are now paid more than pilots at any carrier except Delta and Northwest (both of which are presently seeking significant pay cuts from their pilots), will be receiving market salaries similar to pilots at LCCs.

42.     Flight attendants will also receive market salaries following interim relief. Presently, flight attendants receive salaries comparable to Continental and United flight attendants even though flight attendants at US Airways average among the lowest flight hours in the industry. Following interim relief, US Airways flight attendants would receive salaries greater than or comparable to the LCCs' flight attendants, who fly the most hours of any flight attendants in the industry.6

II.     THE DEBTORS PREPETITION NEGOTIATION EFFORTS WERE UNSUCCESSFUL

A.     The Company Made Every Effort to Fully Inform
the Unions of Its Financial and Operational Status

43.     The need for, and the concept of, the Transformation Plan has been well-known to leaders of each of the Unions for more than seven months. On February 6, 2004, at a regularly scheduled meeting of the Labor Advisory Committee, the Debtors discussed their disappointing financial and operational performance, and explained that their revenues were lower than expected under US Airways' Plan of Reorganization due in large part to the ongoing revenue reduction caused by the growth of LCCs and their effect on lowering overall airline ticket prices industry-wide. The Debtors informed the Unions of their plan to transform the airline into one that will be competitive with LCCs by combining the best of the legacy carrier and LCC models. The Debtors discussed issues such as adoption of LCC pricing strategies, modifications of in-flight entertainment, potential future growth, and the potential labor cost savings that would arise out of adopting labor costs similar to those of America West or JetBlue.

44.     At the next Labor Advisory Committee meeting on May 5, 2004, the Debtors discussed their new restructuring goals, including re-creating its pricing, schedule and distribution models, coupled with substantial, immediate, comprehensive and fair cost reductions in all aspects of its operations, including employee costs. The Debtors told their labor groups that they had established labor cost savings targets based on achieving competitive parity with America West and JetBlue, the LCCs most similar to the "transformed" US Airways in that America West operates a hub-and-spoke network while offering low fares, while JetBlue work rules would ensure that the Debtors achieved sufficient productivity to compete effectively with the LCCs.

45.     As was explained to the labor groups, the achievement of parity would be accomplished along five key dimensions of the labor agreements: rates of pay, work rules, benefits, seniority and scope. The Debtors valued the cost savings that would arise out of these America West and JetBlue-based changes, when implemented for all Unions, at approximately $800 million per year measured on a 2004 "status quo" basis.7 Following these meetings, the Debtors immediately began working to negotiate with the Unions to achieve the necessary cost savings needed to transform the airline and remain viable.

B.     Extensive Prepetition Negotiations with ALPA Stalled,
But Are Expected to Resume Shortly

46.     The Debtors focused first on meeting extensively with ALPA because the Transformation Plan contained the largest cost reduction from that group - approximately $295 million per year measured on a 2004 status quo basis. The Debtors held lengthy informational meetings with ALPA on February 18 and May 4, 2004, and followed up with a May 17 meeting at which the Debtors presented ALPA with its Transformation Plan Pilot Cost Target and outlined a number of potential modifications to the ALPA Agreement. Following this meeting, the Debtors and ALPA have met at least 31 times and exchanged at least 23 written proposals for cost savings.

47.     All of the proposals submitted by the Debtors met the cost savings target for the pilot group, including proposals made on September 4 and 6, following weeks of intense negotiations. As early as September 1, 2004, with no indication from the Debtors that they intended to reduce the cost-savings target, the ALPA Master Executive Council ("MEC") had publicly indicated that it might soon be prepared to send a final proposal to the pilot membership for ratification. On September 6th, a majority of the twelve members of the ALPA MEC voted to send the Debtors' last proposal out to the pilot group for ratification. However, employing the parliamentary procedure of a "roll call" vote, four of the twelve members of the ALPA MEC immediately blocked the pilot membership from voting on any of the Debtors' proposals.

48.     In a further effort to keep negotiations moving, but also recognizing the reality of the Debtors' worsening economic situation, on September 10, 2004, the Debtors provided by email a revised proposal to ALPA. On the same day, the ALPA MEC met, and the same four MEC members once again invoked the "roll call" to block membership vote on the Debtors' proposal and, using that same procedural mechanism, also directed the Negotiating Committee to return to a proposal previously rejected by the Debtors. The ALPA negotiators had previously been told that the rejected proposal had insufficient value to be the basis for further negotiations.

49.     On September 22, 2004, the MEC again met and resolved that because the environment has changed since the Debtors entered Chapter 11, it would direct the ALPA Negotiating Committee to continue negotiations with the Debtors in order to reach a tentative agreement on modifications to the CBA. The Debtors expect to resume negotiations with ALPA on September 27, 2004.

C.     Prepetition Negotiations with AFA Failed to Result in an Agreement

50.     The Debtors have also met numerous times with AFA, and the parties have exchanged a number of proposals. Despite the parties' best efforts, no agreement has yet been reached with AFA. The Debtors are scheduled to meet again with AFA on September 24, 2004.

D.     TWU Groups Have Been Receptive to the Company, and in One
Instance, a TWU Group Has Already Tentatively Agreed to Sufficient
Cost Saving Modifications

51.     The TWU groups have been receptive to the Debtors' requests. On September 21, 2004, TWU dispatchers reached a tentative agreement with the Debtors for $4.5 million in savings measured on a 2004 status quo basis. TWU flight crew training instructors have been in active negotiations with the Debtors, and negotiations with the flight simulator engineers are continuing. The Debtors have strong hopes that they will be able to reach consensual agreements with these groups for long-term cost savings without court intervention.

E.     CWA and the Company Have Met Several Times, and Have Exchanged
Proposals, but no CWA Proposal Has Been Sufficient

52.     While CWA has met with the Debtors on several occasions, and has suggested some proposals that would include reducing some passenger service pay scales, the CWA has presented the Company with only one comprehensive proposal since the parties began meeting in June. The Debtors' valuation of that proposal demonstrates that the modifications sought by CWA would actually cost the Debtors $42 million in 2005, rather than save it the $122 million the Debtors needs from CWA to successfully restructure.

F.     IAM Responded to Debtors' Negotiation Efforts with
Unreasonable Resistance

53.     IAM has effectively refused to negotiate at all until after this Chapter 11 case was filed. On Monday September 20th, the Debtors met with the IAM. No progress was made. In the period preceding Debtors' Chapter 11, IAM sporadically presented the Debtors with generalized concepts for non-labor cost savings. The Debtors valued one such set of "cost savings" concepts as costing the Debtors an extra $589,000, rather than saving it the approximately $263 million sought from the IAM-represented work groups.

III.     The Debtors Have Made Proposals To The Unions That Seek
Essential Interim Modifications To Their CBAs

54.     Although not required by Section 1113(e), on September 22, 2004, the Debtors delivered to representatives of each of the Unions that did not have a tentative agreement with the Debtors a written proposal for immediate interim modifications to their respective CBAs that are necessary for the Debtors' survival (the "Section 1113(e) Proposals").

55.     The Section 1113(e) Proposals included concessions that would begin immediately and would expire upon the earlier of the first pay period following: (x) March 31, 2005; or (y) the effective date of a ratified Transformation Plan Letter of Agreement, or (z) the implementation of permanent relief under Section 1113(e) of the Bankruptcy Code, if granted by the Court.

56.     The interim relief the Debtors are requesting herein is based on a more simple model than the permanent relief the Debtors sought in prepetition bargaining. That permanent relief was based on a combination of pay, benefits and work rules designed to achieve overall costs for the airline. By contrast, the interim relief is based primarily on pay and benefit reductions of approximately $38 million per month, thus enabling the Debtors to accumulate an additional $200 million in cash between now and the end of March 2005. In some instances, the Debtors sought smaller pay reductions as part of the permanent relief package than they are seeking as interim relief because, over the longer period of time contemplated by the permanent relief proposals, changes in work rules can increase employee productivity and thus support higher wages. In the case of interim relief, however, larger pay cuts are needed to support the Debtors' need for immediate cash.

57.     The specific proposals for each labor group are set forth in more detail below:

58.     ALPA. The Section 1113(e) Proposal to ALPA included: (1) a reduction in base rates of pay by twenty-three percent (23%) frozen at the reduced level for all longevity steps in all classifications (excluding MidAtlantic Airways); (2) replacement of the current pilot defined contribution pension plan contribution rate with an across the board ten percent (10%) employer contribution, not to exceed qualified limits; (3) an elimination of the Company's obligation under the ALPA Agreement regarding Minimum Aircraft (including the daily utilization rate measured monthly) and Minimum Block Hours, as set forth in the July 2002 Restructuring Agreement as amended by Letter of Agreement #84, and other productivity provisions of Letter of Agreement #84 that are contingent on such Minimum Aircraft and Minimum Block Hour provisions will remain in full force and effect, except to the extent amended by the interim relief, as if such Minimum Aircraft and Minimum Block Hour provisions were satisfied; and (4) a provision allowing the Company's Vice President of Flight Operations to, for each month, and at any time prior to or during such month, establish the monthly pay cap at 85, 90 or 95 hours by Position (as such term is defined in the US Airways-ALPA Agreement); provided, however, that such establishment of a revised monthly pay cap will not result in furloughs, but would be used to balance staffing in the event of attrition or staffing shortages that might disrupt flight operations.

59.     AFA. The Section 1113(e) Proposal to the AFA included (1) a reduction in base rates of pay by twenty-three percent (23%) frozen at the reduced level for all longevity steps (excluding MidAtlantic Airways); (2) an elimination of the Company's obligation under the provisions of the parties' January 2003 Restructuring Agreement regarding Minimum Aircraft (including the daily utilization rate measured monthly); and (3) a provision allowing the Company's Vice President of Inflight to, for each month, at any time prior to or during such month, increase the monthly obligation for all flight attendants in a given base by either five (5) or ten (10) hours (or by one (1) additional trip for flight attendants in the ITD); provided, however, that such establishment of a revised monthly pay obligation will not result in furloughs, but would be used to balance staffing in the event of attrition or staffing shortages that might disrupt flight operations.

60.     CWA. The Section 1113(e) Proposal to the CWA included (1) a reduction in base rates of pay for all longevity steps in all classifications (excluding MidAtlantic Airways or Mainline Express CWA-represented employees) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of the employer match contribution to the defined contribution retirement plan and elimination of the current employer base contribution, to be replaced with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the groups' January 2003 Restructuring Agreements; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by CWA-represented employees.

61.     IAM Mechanics and Related. The Section 1113(e) Proposal to the IAM mechanics and related employees included: (1) a reduction in base rates of pay for all longevity steps in all classifications by twenty-three percent (23%) frozen at the reduced level; (2) elimination of the employer match to the employees' 401K plans; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; (4) to the extent not already permitted under the terms of the basic agreement between the parties, a provision permitting the Company to outsource all heavy/base maintenance activities on all Airbus narrow-bodied and wide-bodied aircraft, provided that no mechanic and related employees will be furloughed as a result of the outsourcing, and a provision permitting the Company to outsource any work within the scope of the parties' basic agreement in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented mechanic and related group employees.

62.     IAM Fleet Service. The Section 1113(e) Proposal to the IAM fleet service employees included: (1) a reduction in base rates of pay for all longevity steps in all classifications (including MidAtlantic Airways and Mainline Express) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the IAM National Pension Fund and cessation of benefit accruals (the latter only pursuant to court order), to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented fleet service group employees.

63.     IAM Maintenance Training Specialists. The Section 1113(e) Proposal to the IAM maintenance training employees included: (1) a reduction in base rates of pay for all longevity steps in all classifications by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the IAM National Pension Fund and elimination of benefit accruals will cease (the latter only pursuant to court order), to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented maintenance training group employees.

64.     TWU. The Section 1113(e) Proposals to the TWU-represented employees in Locals 546 and 547 included: (1) a reduction in base rates of pay for all longevity steps in all classifications (including MidAtlantic Airways in the case of the FCTIs) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the defined contribution retirement plans and elimination of current employer base contribution, to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft (including the daily utilization rate measured monthly) as set forth in the groups' January 2003 Restructuring Agreements; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by TWU-represented flight simulator engineer group or flight crew training instructor group employees, respectively.

65.     On Wednesday, September 22, 2004, the Debtors requested that each of the labor groups against whom interim relief is sought under Section 1113(e) agree to such relief on a consensual basis. No group has agreed to this request as of the date and time of filing this motion.

IV.     THE DEBTORS' REQUESTED INTERIM MODIFICATIONS MEET THE STATUTORY REQUIREMENTS OF SECTION 1113(e)

66.     Section 1113(e) is a "stop-gap measure" created to allow a debtor to carry on its business, without irreparably damaging the estate, while the parties to a CBA attempt to negotiate. See, e.g., Beckley Coal Mining Co. v. United Mine Workers, 98 B.R. 690, 694 (D. Del. 1988) (stating that Section 1113(e) seeks "to preserve the business, if possible, for the benefit of all"); In re Russell Transfer, Inc., 48 B.R. 241, 244 (Bankr. W.D. Va. 1985) (stating that Section 1113(e) allows the court to impose a "temporary stopgap arrangement" while the parties negotiate pursuant to the other provisions of Section 1113). Section 1113(e) provides that while a CBA "continues in effect," after notice and a hearing, a court may authorize the implementation of interim changes to the "terms, conditions, wages, benefits, or work rules provided by a" CBA if such changes are "essential to the continuation of the Debtors' business, or in order to avoid irreparable damage to the estate." Thus, in considering whether to grant a section 1113(e) motion a court must determine if the proposed changes are either (A) "essential to continue the Debtors' business" or (B) will "avoid irreparable damage to the estate." Because the standard is disjunctive, a debtor need only show that one of the two criteria is met. Here, however, the Debtors' situation is such that relief may granted based on either ground.

A.     Interim Modifications Under Section 1113(e) Are Essential
for the Debtors to Continue in Business.

67.     If the interim relief sought herein is not granted, the Debtors' cash reserves will fall so low that the Debtors will likely be forced into an operating shutdown and irreversible liquidation. The relief sought is not a matter of reducing costs to finance a reorganization, but, rather, a matter of reducing costs to avoid the cessation of business operations and a corresponding liquidation.

68.     Interim relief may be granted where such relief is "essential to the continuation of the Debtors' business." Courts interpret the term "essential" as imposing a "but for" test, meaning the relief sought should be granted if "but for" the change sought the debtor would not be able to continue its business. See e.g., In re Salt Creek Freightways, 46 B.R. 347, 350 (Bankr. D. Wyo. 1985) (stating that "interim changes may only be authorized if the evidence establishes that, without such changes, the company will collapse and the employees will no longer have their jobs"); Brotherhood of Railway, Airline and Steamship Clerks v. REA Express., Inc., 523 F.2d 164 (2d Cir. 1975). Thus, a debtor must demonstrate that its short-term survival will be threatened unless there are immediate changes to the CBA. Shugrue v. Air Line Pilots Ass'n, Int'l (In re Ionosphere Clubs, Inc.), 139 B.R. 772, 782 (S.D.N.Y. 1992). As demonstrated above, the Debtors' short-term survival will indeed be threatened unless the proposed modifications are immediately put in place.

69.     Based on the relevant cases, sparse though they may be, the probable effect on the Debtors' business if the relief sought herein is denied certainly suffices to warrant interim relief under section 1113(e). As was the case in In re Almac's, 159 B.R. 665, 666-67 (Bankr. D.R.I. 1993), here, "given the undeniable alternative of a complete loss of all jobs by the Union employees, as well as the nonunion management staff . . . the lesser of the two evils is most definitely the proposed" modifications. See also, UFCW Local 770 v. Official Unsecured Creditors Comm. (In re Hoffman Bros. Packing Co.), 173 B.R. 177, 185 (9th Cir. B.A.P. 1994) (agreeing that pursuant to section 1113(e) debtors are allowed to temporarily modify their CBAs "in the case of emergency").

70.     Furthermore, the proposed modifications are in line with that sought in previous cases where section 1113(e) relief was granted. See, e.g., In re Russell Transfer, Inc., 48 B.R. 241 (Bankr. W.D. Va. 1985) (approving 20% reduction in salaries and benefits of Union employees and 10% reduction in salaries of administrative employees); In re Bowen Enterprises, Inc., 196 B.R. 734 (Bankr. W.D. Pa. 1996) (noting previous reduction in wages, redefinition of overtime, elimination of certain personal days and reducing paid vacation days); Liberty Cab & Limousine Co., 194 B.R. 770 (Bankr. E.D. Pa. 1996) (continuing reduction of "guaranteed" wages by 35%, resulting in an overall 13% reduction); Hoffman Bros. Packing Co., 173 B.R. at 183 (affirming interim reduction of debtors health and pension contribution costs by more than two thirds); In re Almac's Inc., 159 B.R. 665 (granting 15% wage reduction for contract employees and 15% wage and benefit reduction from part-time wages and benefits for employees downgraded from full-time to part-time positions); In re United Press Int'l, 134 B.R. 507 (Bankr. S.D.N.Y. 1991) (reducing wages to 80% level and suspending severance pay); In re Garofalo's Finer Foods, Inc., 117 B.R. 363 (Bankr. N.D. Ill. 1990) (continuing 15% reduction in labor costs); D.O. & W. Coal, 93 B.R. 454 (W.D. Va. 1988) (noting previously granted 10% reduction in employee wages pursuant to Section 1113(e)); In re Landmark Hotel & Casino, Inc., 78 B.R. 575 (9th Cir. B.A.P. 1987) (affirming interim relief of 15% wage reduction, limiting of paid vacations and elimination of certain holidays); In re Salt Creek Freightways, 46 B.R. 347 (D. Wy. 1985) (authorizing reduction in wages, elimination of payments to both the health and welfare fund and the pension fund, elimination of sick leave payments, reduction in number of paid holidays and reduction in paid vacation).

71.     Moreover, as the statute requires, the Debtors are requesting only that which is necessary to allow for their short-term survival, in order to allow them the time and resources necessary to continue their efforts to implement a long-term survival plan. See United Food & Commercial Workers Union v. Almac's Inc., 90 F.3d 1, 6 (1st Cir. 1996) (stating that interim relief should be "ordered to ensure the short-term viability of the debtor").

B.     Interim Modifications Under Section 1113(e) Are Essential to Avoid
Irreparable Damage to the Estates

72.     Alternatively, interim relief should be granted where without the requested modifications the Debtors would suffer irreparable harm. As stated in United Press, 134 B.R. at 514, "[t]here is a difference between the continuation of the Debtors' business and irreparable damage to the estate. The Section 1113(e) standards are in the disjunctive because there is a distinction. Therefore, a debtor need only meet one of the statutory standards without having met the other."

73.     Liquidation is the ultimate "irreversible damage to the estate" that will occur if the Debtors are unable to make the proposed modifications. As noted by the court in United Press, 134 B.R. at 513, "[T]he purpose of subsection (e) is to allow flexibility at a critical juncture of the Chapter 11 process. Actions taken one way guarantee liquidation; actions taken another way may lead to reorganization." While the Debtors have begun negotiating with the Unions over the changes that will be necessary for the Debtors to implement a viable long-term business plan, additional time and resources are needed to obtain permanent relief, through a consensual resolution or otherwise. Only if the Debtors obtain the interim relief sought herein will they have the additional "breathing room" needed to implement their business plan. The inability to be able to propose and implement such a plan will certainly cause irreversible damage to the Debtors' bankruptcy estates. See Almacs, Inc.,169 B.R. 279 (Bankr. R.I. 1994) (noting that immediate liquidation constitutes "irreparable damage to the estate").

CONCLUSION

74.     Without immediate interim relief, the Debtors have a substantial likelihood that they may face a liquidation in early 2005. The consequences would include the loss of jobs for 34,000 employees, the cessation of 3,300 flights a day, an inconvenience (or worse) to almost 1 million passengers per week, and essentially no recovery for unsecured creditors. In contrast, if the Debtors are given the opportunity to implement the Transformation Plan, the prospects for a better outcome for all concerned are greatly enhanced. US Airways must transform, or it will fail. The relief sought herein is a necessary step toward such transformation.

WAIVER OF MEMORANDUM OF LAW

75.     Pursuant to Local Bankruptcy Rule 9013-1(G), and because there are no novel issues of law presented in the Motion, the Debtors request that the requirement that all motions be accompanied by a written memorandum of law be waived.

NO PRIOR REQUEST

     No previous request for the relief sought herein has been made to this Court in these bankruptcy cases.

     WHEREFORE, the Debtors respectfully request that the Court (i) enter an order substantially in the form attached hereto as Exhibit A and (ii) grant such other and further relief as is just and proper.

Dated: McLean, Virginia
           September 24, 2004

Respectfully submitted,

Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202-1370
(303) 863-1000
     - and -

555 Twelfth Street, NW
Washington, DC 20004-1206
(202) 942-5000

Robert A. Siegel, Esq.
Tom A. Jerman, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, DC 20004-1109
(202) 383-5300
     - and -

/s/ Lawrence E. Rifken

Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202-1370
(303) 863-1000
     - and -

555 Twelfth Street, NW
Washington, DC 20004-1206
(202) 942-5000
Robert A. Siegel, Esq.
Tom A. Jerman, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, DC 20004-1109
(202) 383-5300

Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Counsel to the Debtors and Debtors-in-Possession

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
ALEXANDRIA DIVISION

                                                  )
In re:                                         )     Case No. 04-13819
                                                  )     Jointly Administered
US AIRWAYS, INC., et al.,   )     Chapter 11
                                                  )     Hon. Stephen S. Mitchell
Debtors.                                   )
                                                  )

ORDER AUTHORIZING INTERIM RELIEF PURSUANT TO SECTION 1113(e)

OF THE BANKRUPTCY CODE

This matter comes before the Court on the Debtors' Motion for Interim Relief Pursuant to Section 1113(e) of the Bankruptcy Code (the "Motion").. Upon consideration of the Motion and supporting declarations, and any timely response or opposition thereto, and upon further consideration of the arguments of counsel and evidence presented or proffered at a hearing that took place before this Court on the __ day of October, 2004, and upon further consideration of the entire record in these Chapter 11 cases, the Court finds as follows: (1) This Court has jurisdiction over the Motion and the affected parties and property pursuant to 28 U.S.C. Section 1334 and 157(b); (2) The Motion constitutes a core proceeding pursuant to 28 U.S.C. Section 157(b)(2); (3) Proper and adequate notice of the Motion has been given to all persons entitled to receive such notice and no further notice is required; and (4) The relief sought in the Motion and provided for in this Order, including the interim modifications to the Debtors' collective bargaining agreements ("CBAs") set forth below, are essential to the continuation of the Debtors' business and to avoid irreparable damage to the estates

Therefore, it is:

ORDERED that the Motion is GRANTED; and it is further

ORDERED that, pursuant to 11 U.S.C. Section 1113(e), the Debtors are authorized to make the following modifications to the relevant CBA:

1.     ALPA: (1) a reduction in base rates of pay by twenty-three percent (23%) frozen at the reduced level for all longevity steps in all classifications (excluding MidAtlantic Airways); (2) replacement of the current pilot defined contribution pension plan contribution rate with an across the board ten percent (10%) employer contribution, not to exceed qualified limits; (3) elimination of the Company's obligation under the ALPA Agreement regarding Minimum Aircraft (including the daily utilization rate measured monthly) and Minimum Block Hours, as set forth in the July 2002 Restructuring Agreement as amended by Letter of Agreement #84, and other productivity provisions of Letter of Agreement #84 that are contingent on such Minimum Aircraft and Minimum Block Hour provisions will remain in full force and effect, except to the extent amended by the interim relief, as if such Minimum Aircraft and Minimum Block Hour provisions were satisfied; and (4) a provision allowing the Company's Vice President of Flight Operations to, for each month, and at any time prior to or during such month, establish the monthly pay cap at 85, 90 or 95 hours by Position (as such term is defined in the US Airways-ALPA Agreement); provided, however, that such establishment of a revised monthly pay cap will not result in furloughs, but would be used to balance staffing in the event of attrition or staffing shortages that might disrupt flight operations.

2.     AFA: (1) a reduction in base rates of pay by twenty-three percent (23%) frozen at the reduced level for all longevity steps (excluding MidAtlantic Airways); (2) elimination of the Company's obligation under the provisions of the parties' January 2003 Restructuring Agreement regarding Minimum Aircraft (including the daily utilization rate measured monthly); and (3) a provision allowing the Company's Vice President of Inflight to, for each month, at any time prior to or during such month, increase the monthly obligation for all flight attendants in a given base by either five (5) or ten (10) hours (or by one (1) additional trip for flight attendants in the ITD); provided, however, that such establishment of a revised monthly pay obligation will not result in furloughs, but would be used to balance staffing in the event of attrition or staffing shortages that might disrupt flight operations.

3.     CWA. (1) a reduction in base rates of pay for all longevity steps in all classifications (excluding MidAtlantic Airways or Mainline Express CWA-represented employees) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of the employer match contribution to the defined contribution retirement plan and elimination of the current employer base contribution, to be replaced with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft (including the daily utilization rate measured monthly) as set forth in the groups' January 2003 Restructuring Agreements; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by CWA-represented employees.

4.     IAM Mechanics : (1) a reduction in base rates of pay for all longevity steps in all classifications by twenty-three percent (23%) frozen at the reduced level; (2) elimination of the employer match to the employees' 401K plans; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; (4) to the extent not already permitted under the terms of the basic agreement between the parties, a provision permitting the Company to outsource all heavy base maintenance activities on all Airbus narrow-bodied and wide-bodied aircraft, provided that no mechanic and related employees will be furloughed as a result of the outsourcing, and a provision permitting the Company to outsource any work within the scope of the parties' basic agreement in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented mechanic and related group employees.

5.     IAM Fleet Service: (1) a reduction in base rates of pay for all longevity steps in all classifications (excluding MidAtlantic Airways and Mainline Express) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the IAM National Pension Fund and elimination of benefit accruals will cease (the latter only pursuant to court order), to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented fleet service group employees.

6.     IAM Maintenance Training Specialists: (1) a reduction in base rates of pay for all longevity steps in all classifications by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the IAM National Pension Fund and elimination of benefit accruals will cease (the latter only pursuant to court order), to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft as set forth in the group's January 2003 Restructuring Agreement; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by IAM-represented maintenance training group employees.

7.     TWU Locals 546 and 547: (1) a reduction in base rates of pay for all longevity steps in all classifications (excluding MidAtlantic Airways in the case of the FCTIs) by twenty-three percent (23%) frozen at the reduced level; (2) elimination of employer contributions to the defined contribution retirement plans and elimination of current employer base contribution, to be replaced by employee participation in a defined contribution plan with a flat three percent (3%) employer base contribution; (3) non-applicability of the Company's obligations to maintain a minimum number of aircraft (including the daily utilization rate measured monthly) as set forth in the groups' January 2003 Restructuring Agreements; and (4) the Company's right to outsource any work within the scope of the parties' basic agreements in order to offset the effects of (a) attrition that exceeds historical norms; or (b) work slow-downs or other service disruptions caused by TWU-represented flight simulator engineer group or flight crew training instructor group employees, respectively.

Notwithstanding the possible applicability of Bankruptcy Rules 7062, 9014 or otherwise, this Order shall take effect immediately upon entry. This Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated:          Alexandria, Virginia

October __, 2004

___________________________________

Honorable Stephen S. Mitchell
UNITED STATES BANKRUPTCY JUDGE

We ask for this:
Brian P. Leitch, Esq.
Daniel M. Lewis, Esq.
Michael J. Canning, Esq.
ARNOLD & PORTER LLP
370 Seventeenth Street, Suite 4500
Denver, Colorado 80202-1370
(303) 863-1000
     - and -

555 Twelfth Street, NW
Washington, DC 20004-1206
(202) 942-5000

Robert A. Siegel, Esq.
Tom A. Jerman, Esq.
O'MELVENY & MYERS LLP
1625 Eye Street, N.W.
Washington, DC 20004-1109
(202) 383-5300

_     /s/ Lawrence E. Rifken

Lawrence E. Rifken, Esq. (VSB No. 29037)
Douglas M. Foley, Esq. (VSB No. 34364)
David I. Swan, Esq.
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Counsel to the Debtors and Debtors-in-Possession

----------------------------------------------------------------------------------

1. The Debtors are the following entities: US Airways, Inc., US Airways Group, Inc., PSA Airlines, Inc., Piedmont Airlines, Inc. and Material Services Company, Inc.

2. See Supplemental Brief, filed in this case on September 13, 2004.

3. Even with the relief sought herein the Debtors cash as a percentage of annual revenues would be on the very low end as compared to other airlines (as the chart in paragraph 17 above shows), but it would be sufficient to enable the Debtors to survive.

4. If the relief sought here is not granted, the Debtors anticipate the booking away problem to be exacerbated as public concern over the Debtors' financial situation grows.

5. The "ATSB Lenders" are Bank of America N.A., Retirement Systems of Alabama Holdings LLC and YC SUSI Trust.

6. US Airways has not included similar charts for groups such as mechanics, fleet service, training instructors or passenger service employees because, due to extensive and differing outsourcing, the data is less comparable for these groups.

7. The Debtors presently anticipate that any Section 1113(c) proposals made to the Unions in Chapter 11 will seek over $950 million in total annual labor cost savings measured on a 2004 "status quo" basis.